   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1994
                                                       REGISTRATION NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ________________________
                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           MERRILL LYNCH & CO., INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                  13-2740599
 --------------------------------         ------------------------------------
 (State or other jurisdiction of          (I.R.S. Employer Identification No.)
  incorporation or organization)


                             WORLD FINANCIAL CENTER
                                  NORTH TOWER
                              NEW YORK, NEW YORK  10281
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)

                           MERRILL LYNCH & CO., INC.
           AMENDED AND RESTATED 1994 DEFERRED COMPENSATION AGREEMENT
                    FOR A SELECT GROUP OF ELIGIBLE EMPLOYEES
                            (Full title of the plan)
                            _______________________

                           ROSEMARY T. BERKERY, ESQ.
                           ASSOCIATE GENERAL COUNSEL
                           MERRILL LYNCH & CO., INC.
                             WORLD FINANCIAL CENTER
                                  NORTH TOWER
                         NEW YORK, NEW YORK  10281-1334
                    ---------------------------------------
                    (Name and Address of agent for service)

                                    (212) 449-6990
         -------------------------------------------------------------
         (Telephone number, including area code, of agent for service)
                             _____________________

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                             Proposed maximum     Proposed maximum
 Title of Securities to be registered/(1)/  Amount to be    offering price per   aggregate offering      Amount of
                                             registered         obligation           price/(2)/       registration fee
- -----------------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations             $90,000,000                  100%          $90,000,000            $31,034
=======================================================================================================================

/(1)/ The Deferred Compensation Obligations are unsecured obligations of Merrill Lynch & Co., Inc. to pay deferred compensation in the future in accordance with the terms of the Merrill Lynch & Co., Inc. Amended and Restated 1994 Deferred Compensation Agreement for a Select Group of Eligible Employees.

/(2)/ Estimated solely for the purpose of determining the registration fee.
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                                       PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. Capitalized terms used but not defined herein shall have the same meanings given them in the Merrill Lynch & Co., Inc. Amended and Restated 1994 Deferred Compensation Agreement for a Select Group of Eligible Employees (the "Agreement").


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

        The Annual Report of Merrill Lynch & Co., Inc. (the "Company") on Form 10-K for the year ended December 31, 1993, Quarterly Reports on Form 10-Q for the quarters ended April 1, 1994 and July 1, 1994 and Current Reports on Form 8-K dated January 20, 1994, January 24, 1994, January 27, 1994, February 3, 1994, March 9, 1994, March 24, 1994, March 30, 1994, March 31,
     1994, April 18, 1994, May 6, 1994, July 19, 1994, August 2, 1994, October
     18, 1994, October 31, 1994 and November 3, 1994 filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Registration Statement.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the securities registered pursuant to this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     ITEM 4.  DESCRIPTION OF SECURITIES.

        The Agreement is an amendment and restatement, effective November 10, 1994, of certain pre-existing deferral agreements with employees of the Company which are collectively referred to as the Merrill Lynch & Co., Inc. 1994 Deferred Compensation Agreement for a Select Group of Eligible Employees (the "Former Agreement"). The Agreement amends the Former Agreement to permit Eligible Employees who have elected or may in the future elect to defer compensation under the Agreement (the "Participants") to effect changes in their Benchmark Return Options and to provide for a default beneficiary where no beneficiary has been specified by a Participant. Other amendments are of a technical or administrative nature and do not materially modify the rights of the Participants under the Former Agreement.

        Under the Former Agreement, Participants submitted elections to defer compensation, which included elections as to the amount to be deferred and the timing and manner of distribution, in the fourth quarter of 1993. Except to the extent that Participants may change their Selected Benchmark Return Options under the Agreement, the original elections made by the Participants under the Former Agreement will continue to govern the rights of Participants under the Agreement, and are irrevocable. The Company may, however, permit Eligible Employees who commence employment in 1994 to defer a portion of any Sign-On Bonus under the Agreement. Any such new Participants will be required to make elections under the Agreement prior to commencing employment.

        The obligations of the Company under the Agreement (the "Obligations") are unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Agreement, and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. However, because the Company is a holding company, the right of the Company, hence the right of creditors of the Company (including Participants in the Agreement), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the Company are restricted by net capital requirements under the Exchange Act, and under rules of certain exchanges and other regulatory bodies.

        The amount of compensation deferred by each Participant is determined in accordance with the Agreement based on the Participant's elections. Each Obligation will be payable on a date selected by the Participant in accordance with the terms of the Agreement. Under the Agreement, the Obligations may be indexed to one or more Benchmark Return Options individually chosen by each Participant from a list of investment media (currently 25 mutual funds). Each Participant's Obligation will be adjusted to reflect the investment experience of the Selected Benchmark Return Options, including any appreciation or depreciation. The Obligations are denominated and payable in United States dollars.

        A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Agreement, by written will, or by the laws of descent and distribution.

        The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the Participants, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right to amend or terminate the Agreement at any time, except that no such amendment or termination shall adversely affect the right of a Participant to the Account Balance as of the date of such amendment or termination.

        The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

     ITEM 5.  INTERESTS OF EXPERTS AND COUNSEL.

        None.

     ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Article XIII, Section 2 of the Restated Certificate of Incorporation of the Company provides in effect that, subject to certain limited exceptions, the Company shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware. The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. Like indemnification and insurance is also provided to those employees of the Company who serve as administrators of the Agreement. In addition, the Company has entered into contracts with all of its directors providing for indemnification of such persons by the Company to the full extent authorized or permitted by law, subject to certain limited exceptions.

     ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

     ITEM 8.  EXHIBITS

     5        Opinion of Brown & Wood re: legality

     15       Letter re: unaudited interim financial information

     23 (a)   Consent of Brown & Wood (included as part of Exhibit 5)

     23 (b)   Consent of Deloitte & Touche LLP

     24       Power of Attorney (included on page 7)

     ITEM 9.  UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 10th day of November, 1994.

                                              MERRILL LYNCH & CO., INC.


                                              By:  /s/ Daniel P. Tully
                                                 -------------------------------
                                                 Daniel P. Tully
                                                 Chairman of the Board,President
                                                 and Chief Executive Officer


                               POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel P. Tully, Stephen L. Hammerman and Joseph T. Willett, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to each Registration Statement amended hereby, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 10th day of November, 1994.


              Signature                                 Title
              ---------                                 -----


/s/ Daniel P. Tully
- --------------------------              Chairman of the Board, President,
Daniel P. Tully                         Chief Executive Officer and Director

/s/ Joseph T. Willett
- --------------------------              Senior Vice President,
Joseph T. Willett                       Chief Financial Officer and Controller

/s/ William O. Bourke
- --------------------------              Director
William O. Bourke

/s/ Jill K. Conway
- --------------------------              Director
Jill K. Conway


/s/ Stephen L. Hammerman
- --------------------------              Director
Stephen L. Hammerman


/s/ Robert A. Hanson
- --------------------------              Director
Robert A. Hanson


/s/ Earle H. Harbison, Jr.
- --------------------------              Director
Earle H. Harbison, Jr.


/s/ George B. Harvey
- --------------------------              Director
George B. Harvey


/s/ Robert P. Luciano
- --------------------------              Director
Robert P. Luciano


/s/ Aulana L. Peters
- --------------------------              Director
Aulana L. Peters


/s/ John J. Phelan, Jr.
- --------------------------              Director
John J. Phelan, Jr.


/s/ Charles A. Sanders
- --------------------------              Director
Charles A. Sanders


/s/ William L. Weiss
- --------------------------              Director
William L. Weiss

                                 EXHIBIT INDEX


Exhibit No.    Description                                              Page
- -----------    -----------                                              ----

5              Opinion of Brown & Wood re: legality                        9

15             Letter re: unaudited interim financial information         10

23(a)          Consent of Brown & Wood (included as part of Exhibit 5)

23(b)          Consent of Deloitte & Touche LLP                           11

24             Power of Attorney (included on page 7)                      7